                                                                    Exhibit 99.1

      IMAGEMAX ANNOUNCES FIRST QUARTER RESULTS AND SETTLEMENT OF LITIGATION

         Fort Washington, PA, May 15, 2003 - ImageMax, Inc. (OTCBB: IMAG.OB) today announced results for the first quarter ended March 31, 2003. Revenues, operating loss, and net loss (including a charge of $0.1 million, or $0.02 per share, relating to three facility relocations, as previously disclosed) amounted to $11.1 million, $0.1 million and $0.4 million or $0.06 per share, respectively, for the quarter ended March 31, 2003, compared to $10.3 million, operating income of $0.3 million, and a net loss of $15.0 million or $2.22 per share in the first quarter of 2002. As previously disclosed, the Company implemented SFAS 142, "Goodwill and Other Intangibles" which resulted in a one-time, non-cash charge that reduced the carrying value of the Company's goodwill by approximately $15.1 million or $2.22 per share in the first quarter of 2002.

         The Company also announced that it settled litigation against three former employees and a competing business established by one of them. While definitive documents memorializing this settlement are being drafted, the United States District Court for the Southern District of New York issued an Order of Discontinuance on May 7, 2003 regarding this matter. As more fully described in its public filings, the Company filed suit in the Southern District of New York alleging that these former employees violated their contractual and/or legal obligations to the Company resulting in a loss of customers and associated revenues and profits.

         Mark P. Glassman, Chief Executive Officer, commented, "Our year-over-year revenue growth was driven by a substantial increase in litigation projects utilizing electronic data discovery services that was partially offset by a sharp decline in litigation coding services related to former customers served from the New York market. In addition, amid a challenging national economy, total conversion services continued to contribute significantly and offset modest declines in product and related maintenance revenues. While overall revenue performance improved, we were unable to mitigate the impact of recent events that negatively affected gross profit and operating results: 1) the downturn in litigation coding business; 2) the cost of relocating facilities in Boston, Detroit, and Philadelphia; and 3) the severe weather that hampered our Mid-Atlantic and Northeast operations in February.

         "Looking ahead, we anticipate that services will continue to drive revenues. Our gross profit and operating results are driven primarily through revenue mix and overall selling and administrative expenses. In the second quarter, we expect lower revenues, primarily attributed to the timing of several litigation projects. However, we expect that the overall mix of business, savings from relocated facilities, and improved productivity in the Mid-Atlantic and Northeast will result in an increase in gross profit percentage. In addition, we expect lower selling and administrative expenses, due primarily to expenses related to national sales programs incurred in the first quarter and the recent settlement of the New York litigation. Overall, we estimate profitability to be at or near breakeven.

         "In the second half of 2003, we anticipate that the impact of larger projects - including scheduled conversion services projects - and ongoing operational improvements and cost reductions will result in improved financial performance and a return to profitability."

         David B. Walls, Chief Financial Officer, added, "We funded all debt service requirements in the quarter and borrowed $0.2 million on our revolving credit line to meet working capital needs, secure new equipment and fund operating initiatives, including the facility relocations. In addition, the Company plans to actively pursue financing alternatives in response to the senior and subordinated maturities in early 2004."

         ImageMax is a national provider of document management services and products that enable clients to more efficiently capture, index, and retrieve documents across a variety of media, including the Internet through its web-enabled document storage and retrieval product, ImageMaxOnline. The Company operates from 26 facilities across the country.

         Statements in this press release which are not historical fact, such as the Company's strategic and operating plans, ability of the Company to establish customer relationships, customer prospects, new product opportunities, invest in sales, marketing, distribution, personnel and capital, manage costs, make its debt service payments, meet its financial covenants, and the Company's future revenues, profitability, operating results and cash flows, are forward-looking statements that involve risk and uncertainty, including those set forth in "Business-Risk Factors" in ImageMax' 2002 Annual Report on Form 10-K and other ImageMax filings with the Securities and Exchange Commission, and risks associated with the results of the continuing operations of ImageMax. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.